EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended June 30, 2017

HOUSTON, Aug. 09, 2017 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ:HWCC) (the “Company”) announced operating results for the second quarter ended June 30, 2017.

Selected quarterly results were:

  Sales of $75.6 million up 21.1% from the second quarter of 2016
  Organic sales, excluding Vertex, increased 8.1% from the second quarter of 2016
  Net loss from operations of $0.1 million

Second Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “We are encouraged to see that the year-over-year sales increases experienced in the first quarter continued into the second quarter.  Although we experienced more volatile demand, which pressured our results sequentially, the Q2 organic sales increase of 8.1%, which included an increase of approximately 2% due to the fluctuation of metals prices, continues to indicate a slow recovery from the significantly depressed market conditions experienced in the prior year. Excluding Vertex, we estimate that Maintenance, Repair and Operations (MRO) sales increased 19% or approximately 17% on a metals adjusted basis, while project sales decreased 22% or approximately 24% on a metals adjusted basis. Sales activity at Vertex at $8.1 million exceeded our expectations and we continue to invest resources in the business.”

Gross margin at 21.6% increased 170 basis points from the second quarter of 2016, primarily due to the higher margins generated by Vertex. Operating expenses at $16.5 million increased compared to the second quarter of 2016 (excluding the $2.4 million impairment charge in 2016) by $3.4 million, principally due to the operating expenses of Vertex and overall higher operating expenses incurred by the legacy operations.

Interest expense of $0.5 million was up $0.4 million from $0.1 million in the prior year period, due to the additional debt incurred to purchase Vertex.  The increase was also impacted as average interest rates increased to 2.7% in 2017 from 1.7% in 2016.

The results of operations produced a net loss of $0.1 million, as compared to a net loss of $2.6 million in 2016. Excluding the impairment from 2016’s results, the second quarter of 2016 produced a net loss of $0.7 million.

Mr. Pokluda further commented “Despite the incremental contribution from Vertex, our performance fell short of our expectations. Organic demand continues to be weak, especially in large project activity and for our fabricated products both of which continue to negatively affect sales, operating margins, and our bottom line performance. General MRO activity is continuing to improve, and increased drilling activity has positively impacted our MRO sales, but the reduced project demand and the absence of any meaningful offshore drilling activity, is still indicative of the depressed and overall unpredictable level of industrial demand.”

Six month summary
Sales for the six month period were 21.4% higher than the prior year period and organic sales (excluding Vertex) increased 8.9%, or approximately 8% on a metals adjusted basis.  We estimate that MRO sales increased 21%, and project sales decreased 27%, in each case on a metals adjusted basis.

Mr. Pokluda further commented “The Vertex operation has been significantly integrated into HWC and as previously announced, I am pleased to welcome Rich Megliola as its new President. This operation is well established in the fastener industry and, we believe, has a sound foundation to produce future success and results.”

Gross margin at 21.5% was up 120 basis points from the 20.3% level of the 2016 period and included the impact of Vertex’s higher margins.

Operating expenses increased $4.7 million from $28.9 million in 2016. Excluding the impairment charge from the prior year, operating expenses increased $7.1 million.

Interest expense of $0.9 million increased $0.6 million from the $0.3 million in 2016, mainly due to the additional debt incurred for the Vertex acquisition. In addition, average interest rates increased to 2.6% in 2017 from 1.7% in 2016.

The results of operations produced a net loss of $0.5 million, as compared to a net loss of $2.7 million in 2016. Excluding the impairment from 2016’s results, 2016 generated a loss of $0.9 million.

Mr. Pokluda further commented “I am delighted that Roy Haley, a distribution industry expert has agreed to join our board of directors. Roy’s depth of experience will be a valuable asset to HWCC going forward.”

Conference Call
The Company will host a conference call to discuss second quarter results on Wednesday, August 9, 2017, at 10:00 a.m., C.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website ir.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID # 61811742

Approximately two hours after the completion of the live call, a telephone replay will be available until August 16, 2017.

Replay, Toll-Free #: (855)859-2056
Replay, Toll #: (404)537-3406
Conference ID # 61811742

About the Company
With over 40 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of industrial products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY Consolidated Balance Sheets (In thousands, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Accounts receivable, net	$48,223	$44,677
Inventories, net	78,500	79,783
Income taxes	3,774	1,948
Prepaids	1,310	570
Total current assets	131,807	126,978

Property and equipment, net	11,517	11,261
Intangible assets, net	12,404	13,378
Goodwill	22,495	22,770
Deferred income taxes	—	892
Other assets	623	591
Total assets	$178,846	$175,870

Liabilities and stockholders' equity
Current liabilities:
Book overdraft	$518	$3,181
Trade accounts payable	6,274	8,406
Accrued and other current liabilities	11,493	13,248
Total current liabilities	18,285	24,835

Debt	69,930	60,388
Other long term obligations	510	516
Total liabilities	88,725	85,739

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,487,334 and 16,457,525 outstanding at June 30, 2017 and December 31, 2016, respectively	21	21
Additional paid-in-capital	53,887	53,824
Retained earnings	97,051	97,550
Treasury stock	(60,838)	(61,264)
Total stockholders' equity	90,121	90,131
Total liabilities and stockholders' equity	$178,846	$175,870

HOUSTON WIRE & CABLE COMPANY Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Sales	$75,646	$62,454	$154,355	$127,165
Cost of sales	59,328	50,024	121,106	101,336
Gross profit	16,318	12,430	33,249	25,829

Operating expenses:
Salaries and commissions	8,828	6,838	17,672	13,747
Other operating expenses	6,827	5,496	14,304	11,333
Depreciation and amortization	825	774	1,685	1,466
Impairment charge	—	2,384	—	2,384
Total operating expenses	16,480	15,492	33,661	28,930

Operating loss	(162)	(3,062)	(412)	(3,101)
Interest expense	499	149	949	324
Loss before income taxes	(661)	(3,211)	(1,361)	(3,425)
Income tax benefit	(607)	(654)	(854)	(684)
Net loss	$(54)	$(2,557)	$(507)	$(2,741)

Loss per share:
Basic	$(0.00)	$(0.16)	$(0.03)	$(0.17)
Diluted	$(0.00)	$(0.16)	$(0.03)	$(0.17)
Weighted average common shares outstanding:
Basic	16,266,342	16,383,630	16,253,848	16,432,376
Diluted	16,266,342	16,383,630	16,253,848	16,432,376

Dividend declared per share	$—	$0.06	$—	$0.12

HOUSTON WIRE & CABLE COMPANY Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June 30,
	2017	2016

Operating activities
Net loss	$(507)	$(2,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment charge	—	2,384
Depreciation and amortization	1,685	1,466
Amortization of unearned stock compensation	513	422
Provision for inventory obsolescence	111	357
Deferred income taxes	1,033	(695)
Other non-cash items	99	27
Changes in operating assets and liabilities:
Accounts receivable	(3,624)	4,738
Inventories	1,172	10,840
Book overdraft	(2,663)	(3,210)
Trade accounts payable	(2,132)	1,972
Accrued and other current liabilities	(1,454)	(1,757)
Prepaids	(740)	(736)
Income taxes	(1,826)	(207)
Other operating activities	(59)	211
Net cash (used in) provided by operating activities	(8,392)	13,071

Investing activities
Expenditures for property and equipment	(1,226)	(557)
Cash received for acquisition	134	—
Net cash used in investing activities	(1,092)	(557)

Financing activities
Borrowings on revolver	165,025	124,312
Payments on revolver	(155,483)	(133,408)
Payment of dividends	(34)	(1,990)
Purchase of treasury stock	(24)	(1,428)
Net cash provided by (used in) financing activities	9,484	(12,514)

Net change in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com